Exhibit 2.14

WPP plc

27 Farm Street

London W1J 5RJ, England

30 April 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In 2014 WPP Finance S.A, a subsidiary of the Registrant, issued €750,000,000 2.250% Senior Notes due 2026 (the “2.250% Notes”). The 2.250% Notes are guaranteed by WPP plc, WPP 2005 Limited and WPP Jubilee Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 2.250% Notes upon request.

Very truly yours,

WPP PLC

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson
Group Chief Financial Officer